Exhibit 99.1

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebankva.com

Village Bank and Trust Financial Corp.

(Parent of Village Bank)

Reports Earnings for the Fourth Quarter of 2005

and Year Ended December 31, 2005

January 27, 2006. Midlothian, Virginia. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC) in Midlothian, Virginia, announced today the Company’s net income for the three months ended December 31, 2005 of $368,000 or $0.18 per fully diluted share, compared to net income of $461,000 or $0.24 per fully diluted share for the same period in 2004. The fourth quarter of 2004 was affected by two nonrecurring items (write-off of goodwill of $118,000 and removal of a valuation allowance related to deferred tax assets of $339,000) which increased that quarter’s net income by $221,000, or $0.11 per fully diluted share. Excluding these two nonrecurring items from 2004, the fourth quarter of 2005 showed an increase of $128,000, or 53%, over the same period in 2004.

For the year ended December 31, 2005, net income was $1,231,000 or $0.61 per fully diluted share, up significantly from net income of $862,000 or $0.45 per fully diluted share for the year ended December 31, 2004. The improvement in net income is even more significant when compared on a pretax basis. Pretax income for 2005 amounted to $1,699,000 compared to $523,000 in 2004, a 225% increase. Net income for 2004 was increased by an income tax benefit of approximately $339,000 related to the removal of the valuation allowance on the Company’s net deferred tax assets.

Mr. Winfree commented, “We are very pleased with our performance in 2005. We were able to significantly improve our earnings while at the same time make investments in the growth of our Company. We strongly believe a balance between earnings and investing in growth is in the best long-term interest of our shareholders.”

Craig D. Bell, Chairman of the Board of Directors, added, “Our success in 2005 is attributable to our sense of community and personal service. We are driven by the needs of our neighbors in this community, not by corporate direction from outside Virginia.”

The improvement in earnings for the fourth quarter and year ended December 31, 2005 when compared to the same periods in 2004 (after excluding the nonrecurring items) is primarily attributable to the continued profitable growth of Village Bank as well as improved performance by Village Bank Mortgage. The Bank’s primary source of income, net interest income, increased from $1,413,000 for the fourth quarter of 2004 to $2,211,000 for the fourth quarter of 2005, and from $4,881,000 for the 2004 year to $7,040,000 for 2005. This increase in net interest income was primarily a result of additional interest income arising from an increase in loans, from $134,162,000 at December 31, 2004 to $170,447,000 at December 31, 2005, as well as rising short-term interest rates precipitated by increases in interest rates by the Federal Reserve Bank during 2005.

The mortgage company earnings for the fourth quarter of 2005 amounted to $31,000 as compared to a loss of $(80,000) for the same period in 2004. For the year ended December 31, 2005, the mortgage company had net income of $127,000 compared to a loss of $(328,000) in 2004. In 2005, Village Bank Mortgage was successful in attracting additional loan officers to generate higher loan volume.

Growth has been the key to the improved profitability. In 2005, the Bank added two new branches, bringing the total to six branches, and added a loan production office in the west-end of Richmond. Total assets of the Company amounted to $214,855,000 at December 31, 2005, up from $160,305,000 at December 31, 2004, an increase of $54,550,000, or 34%.

In addition to the increase in loans of $36,285,000 during 2005, deposits increased by $46,626,000, or 33%. Significantly, 34% of the increase in deposits, or $15,999,000, was in demand deposit accounts. Demand deposit accounts represent the lowest cost of funds to the Company.

Continued…

Stockholders’ equity totaled $17,152,000 at December 31, 2005, which represented a book value of $9.25 per share. This represents an increase of $0.74 per share over the $8.51 book value per share at December 31, 2004. For regulatory purposes, the Company’s capital includes $5,000,000 in trust preferred securities issued in February 2005 bringing total regulatory capital to $22,152,000. At December 31, 2005, the Bank exceeded all regulatory capital requirements.

Mr. Winfree concluded, “As always we would like to thank our customers and shareholders for their support of our vision of what community banking should be. With your support we have developed a strong sense of ‘Village Pride’”.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has six branch offices, with two additional branch offices approved by its regulators that will be operational in 2006. The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2004 and other filings with the Securities and Exchange Commission.

Continued…

Financial Highlights
(Dollars in thousands, except per share amounts)

Balance Sheet Data
	December 31,
	2005	2004

Total assets	$ 214,855	$ 160,305
Investment securities	2,982	5,428
Loans, net	170,447	134,162
Deposits	186,653	140,027
Borrowings	9,487	4,835
Stockholders' equity	17,152	14,985
Book value per share	$ 9.25	$ 8.51

Selected Operating Data
	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Interest income	$ 3,816	$ 2,227	$ 11,932	$ 7,650
Interest expense	1,605	814	4,892	2,769
Net interest income before
provision for loan losses	2,211	1,413	7,040	4,881
Provision for loan losses	178	165	461	533
Noninterest income	757	444	2,909	1,760
Noninterest expenses	2,399	1,570	7,789	5,585
Income tax expense (benefit)	23	(339)	468	(339)
Net income	368	461	1,231	862
Income per share
Basic	$ 0.20	$ 0.26	$ 0.68	$ 0.50
Diluted	$ 0.18	$ 0.24	$ 0.61	$ 0.45

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